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FOR IMMEDIATE RELEASE


January 25, 1999                   Contact: Robert P. Keller, President & CEO
                                            (800) 435-3672



     ELDORADO BANCSHARES, INC. ACQUIRES ANTELOPE VALLEY BANK


     Robert P. Keller, President and Chief Executive Officer of Eldorado Bancshares, Inc. in Laguna Hills, California announced that Eldorado Bancshares, Inc. has completed the acquisition of Antelope Valley Bank. With the completion of the acquisition, Eldorado Bancshares, Inc. has total assets in excess of $1.3 billion, based on December 31, 1998 financial statements.

     Mr. Keller stated "Eldorado Bancshares, Inc. is pleased about the affiliation with Antelope Valley Bank. We believe the association will add strength to both parties. Antelope Valley Bank will go forward as Antelope Valley's leading locally managed commercial bank, retaining its local identity, local board and management, and be able to call upon a larger organization for additional support and expertise."

     Pursuant to the terms of the agreement, each share of Antelope Valley Bank stock will be exchanged for 3.625 shares of Eldorado Bancshares, Inc. common stock. Mr. Keller will continue to serve as the Chief Executive Officer of Eldorado Bancshares, Inc. and will become Chairman of Antelope Valley Bank's Board of Directors. Jack Seefus will remain as President of Antelope Valley Bank. Mr. Seefus, Clyde Golding, A.C. Warnack and William Walsh will constitute the remaining members of the board. The transaction will be


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accounted for as a pooling.  At the closing of the transaction, Antelope Valley
Bank shareholders will own approximately 23% of the company's outstanding stock on a pro forma basis.

     Antelope Valley Bank had total assets of approximately $200 million at December 31, 1998 and conducts its business from eight branch offices. Antelope Valley Bank is Antelope Valley's premier commercial bank, offering loan and deposit products to businesses and individuals throughout the area. Eldorado Bancshares, Inc. had total assets of approximately $1.1 billion at December 31, 1998 and it's sole operating subsidiary is Eldorado Bank of Tustin, California. Eldorado Bank, one of California's leading community banks, operates 17 full service branch offices serving Orange, Los Angeles, Riverside, San Bernardino, Riverside and San Diego counties and the Sacramento area. In addition, Eldorado Bank operates nine mortgage-banking offices in the Western United States, as well as four equipment leasing offices located nationally.

     Eldorado Bancshares, Inc. has an application pending to list its common stock on the Nasdaq National Market. The Company expects that its application will be approved, and trading in its common stock will commence, within the current quarter. The Company has reserved the ticker symbol "ELBI".

     For further information, please contact Robert Keller of Eldorado Bancshares, Inc. at (800) 435-3672.


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